Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

180 LIFE SCIENCES CORP.

180 Life Sciences Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is 180 Life Sciences Corp.

SECOND: The original name of the Company was KBL Merger Corp. IV. The date on which the Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is September 7, 2016. The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 2, 2017. The Second Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 6, 2020.

THIRD: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions approving and deeming advisable an amendment to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), as follows:

RESOLVED: That Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation be and it hereby is amended to restate Section 4.1 as follows:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 1,005,000,000, shares, consisting of (a) 1,000,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), which Preferred Stock is undesignated as to class or series other than as contemplated by Sections 4.3 and 4.4 hereof.”

RESOLVED: That except as expressly amended hereby no other aspect of such Article IV shall be modified hereby.

FOURTH:  The foregoing amendment was submitted to the stockholders of the Company for their approval at a special meeting of stockholders which was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.  Accordingly, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall become effective when filed by the Secretary of State of Delaware.

IN WITNESS WHEREOF, 180 Life Sciences Corp. has caused this certificate to be signed by Blair Jordan, its Chief Executive Officer, this 24th day of July, 2025.

180 LIFE SCIENCES CORP.

/s/ Blair Jordan
Blair Jordan, Chief Executive Officer